Exhibit 99.1

June 4, 2018
Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com

American Water Completes Acquisition of Pivotal Home Solutions
VOORHEES, N.J., June 4, 2018 - American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that it has completed the acquisition of Pivotal Home Solutions from Southern Company Gas, a subsidiary of Southern Company, for $363.7 million in cash, including estimated working capital.

Pivotal Home Solutions, a home warranty business operating in 18 states with 1.2 million customer contracts, joins American Water’s Homeowner Services Group organization. Pivotal will maintain its name and operations in Naperville, Ill., and continue offering protection for a wide variety of home appliances, heating and cooling systems, and service lines inside and around a home.

“We are excited to welcome the Pivotal Home Solutions team to our organization,” said Susan Story, president and CEO of American Water. “Together, we’ll leverage the commitment that both teams demonstrate in providing even more peace of mind and unmatched service to home warranty customers across the U.S.”

American Water’s Homeowner Services Group operates in 43 states and Washington, D.C., and currently services more than 1.8 million contracts, not including those served by Pivotal Home Solutions. The Homeowner Services Group has been providing protection programs for more than 15 years, has an A+ Rating from the Better Business Bureau and holds a 97 percent customer satisfaction rating. It also provides its Protection Programs to homeowners through municipal partnerships with the New York City Department of Environmental Protection, Orlando Utilities Commission, Nashville Metro Water Services and others.

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About Pivotal Home Solutions
Since 1992, the home warranty plans offered by Pivotal Home Solutions have helped protect homeowners from the costs of unexpected repairs to their home’s systems, lines and/or appliances. Pivotal Home Solutions’ operations include approximately 1.2 million repair and maintenance plans in 18 states.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,900 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 46 states, the District of Columbia and Ontario, Canada. More information can be found by visiting www.amwater.com.

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